EXHIBIT 99.1

UTMD Reports Audited Year 2019 and Fourth Quarter Financial Performance

Contact: Crystal Rios	January 30, 2020
(801) 566-1200

Salt Lake City, Utah – In the final calendar quarter (4Q) of 2019, Utah Medical Products, Inc. (Nasdaq: UTMD) began to realize accretive profits net of the quarterly amortization of the purchase price paid to CooperSurgical Inc. (CSI) for the acquisition of exclusive Filshie Clip System distribution rights in the U.S. The 4Q results allowed UTMD to meet its beginning of 2019 year projections to stockholders for the year as a whole.

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; EUR = Euros; and CAD = Canadian Dollars.  Currency amounts are in thousands, except per share amounts and where noted.

Summary of Financial Results
In USD terms, changes in 4Q and Year 2019 consolidated US GAAP income statement results compared to the same time periods in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Revenues:	+ 21%	+12%
Gross Profit:	+ 28%	+12%
Operating Income:	+ 10%	( 6%)
Net Income:	+ 28%	(21%)
Earnings Per Share (EPS):	+ 29%	(20%)

UTMD sales (revenue) growth in 2019 was higher than projected at the beginning of the year primarily because of an unexpected 89% increase in demand from UTMD’s largest OEM customer.  The higher sales growth in 4Q 2019 compared to 4Q 2018 was primarily due to the fact that 4Q 2018 was the lowest quarter of Femcare Filshie Clip System sales to CSI in 2018.  In comparison, 4Q 2019 UTMD direct sales to U.S. end users were 313% higher than the 4Q 2018 distributor sales to CSI.

Gross Profit growth for the year 2019 was not leveraged more than the sales growth, as was expected, for two reasons: 1)  UTMD had to sell off remaining CSI inventory for which the cost was the price at which CSI had previously purchased it from Femcare, and 2) a change in sales mix where 63% of UTMD’s growth in total sales came from OEM product sales and sales of blood pressure monitoring (BPM) kits to UTMD’s China distributor at lower gross profit margins (GPMs) than the average GPM from sales of finished medical devices to end users.

The immediate financial benefit of UTMD’s purchase of the CSI exclusive U.S. distribution rights agreement effective February 1, 2019 was higher sales at end user prices instead of distributor prices and theoretically even higher gross profits, offset by higher operating expenses for marketing expenses together with a non-cash expense of amortizing the purchase price as an identifiable intangible asset (IIA) over the remaining 4.75 year life of the CSI agreement. As it took time to sell off the remaining CSI inventory, the Gross Profit increase did not cover the straight line amortization of IIA until 4Q 2019, yielding $1,065 lower Operating Income for the year as a whole. The 2019 non-cash IIA amortization expense of the CSI purchase was $4,053.

Adding to the difference in Operating Income, U.S. GAAP Net Income and Earnings Per Share (EPS) in 4Q 2019 and year 2019 were affected again by a change in UTMD’s estimate of its tax liability under the “Tax Cuts and Jobs Act” (TCJA) enacted by Congress in December 2017.  Stockholders may recall that UTMD recorded a 3Q 2018 favorable $3,230 adjustment to its initial estimate of the combined Federal and Utah State IRC 965 transition (REPAT) tax recorded in 4Q 2017 financial results, and an unfavorable $129 adjustment in 4Q 2018 for the new Global Intangible Low-Taxed Income (GILTI) tax. The 2018 tax estimate adjustments made to UTMD’s income tax provision had a substantial positive impact on U.S. GAAP 2018 Net Income and EPS with which 2019 results are compared. As additional IRS guidance has become available, and the State of Utah’s policy for the calculating its REPAT tax and GILTI tax has become more clear despite lack of published guidance, UTMD’s independent tax advisors have recently recommended a further $582 favorable estimate adjustment, which has been recorded in UTMD’s 4Q 2019 income tax provision. The adjustment emanates from an updated estimate of the 2017 Utah REPAT tax, application of Utah rules for income apportionment and further clarification of the new Foreign-Derived Intangible Income (FDII) regime associated with the GILTI regime as part of the TCJA. UTMD management believes that the presentation of Net Income and EPS results excluding the REPAT/ GILTI/ FDII tax liability estimate adjustments in 2018 and 2019 provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s bottom line results in comparing 2019 to 2018.

Excluding the income tax provision adjustments related to the TCJA, changes in 4Q and Year 2019 consolidated non-US GAAP Net Income and Earnings Per Share results compared to the same time periods in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Net Income (non-US GAAP):	+ 7%	(9%)
EPS (non-US GAAP):	+ 7%	(9%)

This comparison is substantially different from the U.S. GAAP comparison at the beginning of this summary.  In UTMD management’s view, comparing U.S. GAAP Net Income and EPS between 2019 and 2018 does not provide stockholders with meaningful insight about UTMD’s financial performance. It could be read to suggest a fluctuation in non-tax-related financial performance that is simply not accurate.

The associated key profit margins (profits as a percentage of sales) compared to the same time periods in the prior calendar year were as follows:

	4Q19	4Q18	2019	2018
Gross Profit Margin (GPM):	66.00%	62.60%	62.80%	62.60%
Operating Income Margin:	39.50%	43.80%	37.60%	44.50%
Earnings Before Tax Margin:	40.00%	45.20%	38.10%	46.30%
Net Income Margin:	36.80%	34.80%	31.40%	44.20%
Net Income Margin (non-US GAAP):	31.90%	36.10%	30.20%	36.90%

Again, the non-US GAAP Net Income Margins exclude the tax provision adjustments made due to the TCJA.

Excluding the noncash effects of depreciation, amortization of intangible assets, remeasured value of foreign currency bank balances and non-cash stock option expense, 2019 consolidated earnings before taxes and interest expense (non-US GAAP EBITDA) were $24,917 compared to $22,464 in 2018. For 4Q 2019, the non-US GAAP EBITDA was $6,600 compared to $5,136 in 4Q 2018. Income tax provision accruals and adjustments have no effect on this EBITDA metric. EBITDA in 2018 included a $450 gain from 2Q 2018 sales of assets which did not recur in 2019. All things considered, the primary difference that led to the almost $3 million higher EBITDA in 2019 (excluding the 2018 asset sale gains), and the almost $1.5 million higher EBITDA in 4Q 2019, was the outcome of UTMD selling Filshie Clip System devices directly to end users in the U.S.

UTMD’s 2019-ending balance sheet remained strong.  Consolidated cash balances at year-end 2019 were $42.8 million compared to $51.1 million at the end of 2018, with no debt at either year-end.  In other words, cash declined only $8.3 million despite UTMD using $23.1 million to repurchase the CSI U.S. Filshie Clip System distribution rights and inventory, paying $4.1 million in cash dividends to stockholders and repurchasing $0.4 million in UTMD stock in the open market.  Despite the $8.3 million decline in cash, working capital declined only $4.2 million due to increases in accounts receivable and inventory needed to support direct U.S. sales of the Filshie Clip System devices. UTMD’s current ratio improved to 15.9 at year-end 2019 from 11.6 at year-end 2018. Excluding a $0.4 million lease liability which is now recorded per U.S. GAAP but was not on the balance sheet at the end of 2018, total liabilities declined by $2.1 million. Stockholders’ Equity at the end of 2019 increased to $101.1 million from $89.0 million at the end of 2018 despite the $4.5 million used in stockholder dividends and stock repurchases, which reduce stockholders’ equity.

Income Statement Summary.
Total consolidated revenues (sales) were $4,906 (+11.7%) higher in 2019 than in 2018. Total U.S. domestic sales were up $6,302 (+29.7%) in 2019, at $27,493 compared to $21,192 in 2018.  OUS sales, which represented 41% of total sales in USD terms, were down $1,395 (6.7%) compared to 2018. The change in foreign currency exchange (FX) rates reduced 2019 USD-denominated sales by $631 (stronger USD).  In other words, at the same FX rates in 2019 that were in effect in 2018 (“constant currency”), total consolidated revenues would have been up 13.0% and OUS sales down only 3.7%.

UTMD’s GPM was slightly higher at 62.8% in 2019 compared to 62.6% in 2018.  U.S. sales of Filshie Clip System devices in 2019 were at end-user prices instead of CSI distributor prices in 2018.  Nevertheless, because of the overhang of substantial inventory repurchased from Femcare’s prior distributor, the gross margin for Filshie Clip System devices sold in the U.S. during most of 2019 was limited to the distributor margin.  In addition, lower margin combined sales to UTMD’s largest OEM customer and UTMD’s distributor of BPM kits in China at wholesale prices were 15.0% of total 2019 sales compared to 9.4% in 2018. With OEM sales, GPM are lower because some other entity incurs the operating expenses associated with sales and marketing, much of research and development and general and administrative expenses. In general, maintaining a 2019 GPM consistent with 2018, given the sales mix change, was an excellent result and occurred because UTMD’s 2019 productivity of higher variable manufacturing costs was consistent with the prior year and fixed manufacturing overhead expenses were diluted by higher sales.

Total consolidated operating expenses increased 56%, obviously more than the 12% increase in total sales, which resulted in a dilution in UTMD’s operating income margin and 5.7% lower operating income compared to the prior year. Ninety-six percent of the operating expense increase was a $4,053 non-cash expense from the amortization of IIA resulting from the purchase of the remaining life of the CSI exclusive U.S. distribution rights for the Fishie Clip System. The operating expense ratio in 2019 was 25.2% of sales compared to 18.1% in 2018. Without the CSI IIA amortization expense (which will be fully amortized in less than four more years), the operating expense ratio in 2019 was 16.7%. UTMD’s Operating Income Margin (Operating Income as a percent of Sales) slipped to 37.6% in 2019 from 45.5% in 2018.

UTMD’s $252 non-operating income in 2019 was substantially less than the $761 non-operating income in 2018.  This was because of a $450 gain from 2Q 2018 sales of assets, primarily a storage facility in Utah, with no similar asset sales in 2019, and a $76 remeasured foreign currency loss in 2019 instead of a $13 gain in 2018.  As a result of the $509 lower non-operating income combined with $1,065 lower operating income, UTMD’s 2019 consolidated Income Before Income Taxes (EBT) declined 8.1% compared to 2018, and UTMD’s 2019 EBT margin (EBT as a percent of sales) declined to 38.1% of sales compared to 46.3% of sales in 2018.

Corporate income tax rates remained the same in all sovereignties in which UTMD pays income taxes for both years 2019 and 2018.  The non-US GAAP consolidated income tax rate for UTMD’s income tax provision was 20.9% in 2019 compared to 20.3% in 2018 excluding the TCJA tax provision adjustments in both years.  (The consolidated income tax provision rates in 2019 and 2018 per U.S. GAAP, which were 17.7% and 4.6% respectively, have no relation to 2019 or 2018 EBT.)  The higher non-US GAAP rate in 2019 was due to the mix of profits (i.e., in which sovereignties, with differing tax rates, profits were earned) and changes in foreign currency exchange rates (which convert taxes accrued in foreign currency terms to USD for consolidated USD results).  EBT were higher in the U.S. in 2019 than in 2018 with a combined State and Federal tax rate of 25.95%, and were lower in Ireland and the UK with substantially lower corporate income tax rates.

The combination of lower 2019 consolidated EBT and higher non-US GAAP combined income tax provision rate resulted in a decline in non-US GAAP Net Income of 8.8% and a decline in non-US GAAP fully-diluted EPS of 8.5%. Fully-diluted outstanding shares were slightly less in 2019 because of share repurchases. Net Income and EPS per U.S. GAAP were 20.6% and 20.4% lower, respectively, because of the much larger REPAT tax adjustment made in 2018. UTMD’s 2019 non-US GAAP EPS of $3.78 met its beginning of year projection of $3.70 - $3.80.

The following description is intended to augment the summary above. For additional details, please read UTMD’s SEC Form 10-K, which will be filed on or before March 13.

Consolidated Revenues (Sales).
Total sales in 2019 were $46,904 (+11.7%) compared to $41,998 in 2018, overall growth better than UTMD’s beginning of year projection due to unexpected OEM product demand. Total sales in 4Q 2019 were $11,831 (+21.3%) compared to $9,756 in 4Q 2018. Sixty-nine percent of the higher 4Q 2019 sales were due to $1,430 higher U.S. sales of the Filshie Clip System in the period.

Domestic Sales.
U.S. domestic sales in 2019 were $27,493 (59% of total sales) compared to $21,192 (50% of total sales) in 2018. All three segments of U.S. domestic sales contributed to the total $6,302 (+29.7%) higher domestic sales in 2019 compared to 2018:  1) $349 (+3%) higher direct sales of UTMD devices (excluding Filshie Clip System devices) to end-user facilities; 2) $2,452 (+60%) higher sales of components and finished devices used in other companies’ products (OEM customers); and 3) $3,501 (+106%) higher direct sales of Filshie Clip System devices to U.S. customers.

Domestic OEM sales in 2019 represented 14% of total worldwide sales compared to 10% in 2018.  UTMD sold components and finished devices to 147 different U.S. companies in 2019 compared to 152 companies in 2018, for use in their product offerings.  Sales to UTMD’s largest OEM customer were up 89%, and represented 75% of total domestic OEM sales.

Domestic direct (end-user) sales of neonatal products were $4,654 (+2% higher), labor & delivery (L&D) products $4,053 (+8% higher), pressure monitoring (BPM) products excluding the NICU $619 (6% lower) and gynecology/ electrosurgery/ urology products excluding the Filshie Clip System $4,826 (about the same).

In 4Q 2019, domestic U.S. sales were $7,127 (60% of total sales) compared to $5,187 (53% of total sales) in 4Q 2018.  Domestic sales in 4Q 2019 were $1,941 (+37%) higher than in 4Q 2018, because domestic direct sales of Filshie Clip System devices in 4Q 2019 were $1,428 (+313%) higher than the Filshie Clip System sales to CSI in 4Q 2018, and OEM product sales in 4Q 2019 were $604 (+50%) higher than in 4Q 2018.

Outside the U.S. (OUS) Sales.
Sales OUS in 2019 were $19,411 (6.7% lower) compared to $20,806 in 2018.

Sixty-six percent of (USD denominated) 2019 OUS sales were invoiced in foreign currencies compared to 67% in 2018. As a portion of total sales, 27% of UTMD’s USD-equivalent sales were invoiced in foreign currencies in 2019 compared to 33% in 2018.  In 2019, the GBP, EUR, AUD and CAD converted sales represented 8%, 11%, 4% and 4% of total 2019 USD sales, respectively.  This compares to 10% GBP, 12% EUR, 5% AUD and 6% CAD of total 2018 USD sales. Because a significant portion of UTMD’s sales are invoiced in foreign currencies, changes in FX rates potentially have a material effect on period-to-period USD-denominated sales.

UTMD’s FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 4Q 2019 and year 2019 compared to the same periods in 2018 follow:
	4Q 19	4Q 18	Change	2019	2018	Change
GBP	1.288	1.287	+0.1%	1.277	1.334	(4.3%)
EUR	1.108	1.141	(2.9)%	1.119	1.180	(5.1%)
AUD	0.684	0.717	(4.5)%	0.696	0.747	(6.9%)
CAD	0.757	0.759	(0.2)%	0.754	0.773	(2.5%)
Sales Weighted Average Change			(1.7)%			(4.7%)

The FX rate effect of a stronger USD in 2019 reduced OUS sales $631 (4.7%), which represented 55% of the 2019 decline in OUS USD-denominated sales compared to 2018.  Despite a stronger USD which reduced foreign currency sales $56 (1.7%), 4Q 2019 OUS sales of $4,704 were $135 (+3.0%) higher compared to $4,569 in 4Q 2018.  Constant currency 4Q 2019 OUS sales were 4.2% higher than in 4Q 2018.

A fluctuation in order pattern of UTMD’s China distributor for neonatal devices, which were down $519 compared to the prior year, explains another 37% of the lower OUS sales. For the full year of 2018, this distributor purchased neonatal devices worth $604, but nothing in 4Q 2018.  For the full year 2019, this distributor purchased only $85, but $60 of it was in 4Q 2019.

On the other hand, UTMD’s China distributor (a different entity) for BPM products purchased $662 more in 2019 than it did in 2018. This is another example of a distributor significantly varying its order pattern. Stockholders may remember that this distributor purchased $716 less in 2018 than it did in 2017.

USD-denominated trade (excludes intercompany) sales of devices to OUS customers by UTMD’s Ireland facility (UTMD Ltd) were $5,894 (+18%) in 2019 compared to $5,008 in 2018.  As the EUR was down 5.1% relative to the USD in 2019, the FX impact subtracted $277 from 2019 sales.  In other words, constant currency sales were $6,171 (+23%). UTMD Ltd produces the BPM devices sold to UTMD’s China distributor. In constant EUR currency and eliminating sales of BPM devices to its China distributor in both years 2019 and 2018, 2019 Ireland trade sales experienced 13% growth compared to 2018.

In 2019, UTMD’s UK subsidiary, Femcare Ltd., had $5,382 trade sales of devices to domestic UK, domestic France and international distributor customers, compared to $5,849 (8%) in 2018. The FX impact subtracted $174 (4.3%) from 2019 sales, explaining about half of the lower sales in USD terms. The 2018 trade sales figure excludes sales to CSI, which in 2019 were intercompany sales.

USD-denominated sales of devices to end-users in Australia by Femcare’s Australia distribution subsidiary (Femcare Australia Pty Ltd) were 12% lower in 2019 compared to 2018. The FX impact subtracted $126 (6.9%) from 2019 sales, explaining 57% of the lower sales.

USD-denominated sales of devices to end-users in Canada by UTMD’s Canada distribution subsidiary (Utah Medical Products Canada, Inc.) were 18% lower in 2019 compared to 2018. The FX impact subtracted $54 (2.5%) from 2019 sales, explaining 14% of the lower sales.

Looking forward to 2020, there again appear to be several offsetting influences on projected sales which may not be minor.  Although FX rates over the course of the year are not predictable, the projected strength of the U.S. economy as well as geopolitical tensions suggest that the USD is unlikely to weaken. A stronger USD reduced total sales 1.3% in 2019.  UTMD’s OUS distributor varying order patterns are likely to continue, but hopefully offsetting one another. For example, UTMD’s 2020 sales of BPM products to its China distributor, based on its initial annual fixed order, are projected to be $220 lower than in 2019, a year in which sales to this distributor were $663 higher than in 2018. On the other hand, based on recent activity, 2020 sales of neonatal products to international distributors are likely to be higher by the same $220 amount. In order to stay ahead of its rapid growth by building inventory, UTMD’s largest OEM customer substantially increased 2019 purchases from UTMD by $2,407.  It seems likely to UTMD that purchases from this customer in 2020 may be at least $700 lower than in 2019 to more closely matching its actual growth in demand. UTMD’s sales of its niche L&D and gynecology devices excluding the Filshie Clip System are stable, but slow growing. Although the Company remains optimistic about increasing sales of its very safe and effective Filshie Clip System for tubal ligation, particularly in the U.S., growth may also be slow. In summary, management currently believes overall UTMD year 2020 USD-denominated consolidated revenues are likely to not increase more than in the range of low single percentage digits.

Gross Profit (GP).
GP are the remainder after costs of manufacturing products are subtracted from sales. At the beginning of the year, UTMD projected its 2019 GP margin (GPM), GP divided by sales, would increase by about two percentage points after beginning to sell Filshie Clip System devices directly to U.S. users. However, because of the sales mix change and UTMD’s need to sell remaining CSI inventory that CSI had previously purchased from Femcare, UTMD’s GPM did not realize the expected benefit until 4Q 2019.  Management does expect the two percentage point increase in 2020.

GP in 2019 was $29,466 (62.8% of sales) compared to $26,306 in 2018 (62.6% of sales). GP in 2019 increased $3,160. GP in 4Q 2019 was $7,814 (66.0% of sales) compared to $6,106 in 4Q 2018 (62.6% of sales).

Although UTMD’s variable manufacturing costs, notably direct labor and materials, increased in 2019, the Company was able to maintain its productivity generally with minimal price increases to customers. The higher sales helped dilute higher manufacturing overhead costs. Because of higher than planned sales, the Company was able to achieve its planned overall increase in GP despite not attaining the desired increase in GPM.

Operating Income (OI).
OI results from subtracting operating expenses (OE) from GP.  OI in 2019 was $17,633 (37.6% of sales) compared to $18,697 in 2018 (44.5% of sales).  The $1,065 (5.7%) lower OI can be largely explained by the addition of a new $4,053 OE from the amortization of the purchase price (IIA) that UTMD paid CSI to obtain the remaining life of CSI’s U.S. exclusive distribution rights for the Filshie Clip System. In the first calendar year of the purchase, the lower OI was planned.  The idea behind the CSI purchase price was that higher GP would more than offset the new OE over the 4.75 year remaining life of the CSI distribution agreement. In 2019, the new OE (amortization of CSI IIA) exceeded the increase in GP by $893.

In 4Q 2019, UTMD’s OI was $4,679 (39.5% of sales) compared to OI of $4,269 (43.8% of sales) in 4Q 2018. For the first time, the quarterly increase in GP exceeded the new OE (straight amortization of IIA), by $603, allowing an increase of 9.6% in 4Q 2019 OI compared to 4Q 2018 OI.

The lower OIMs in 4Q 2019 and 2019 were obviously due to the new IIA amortization expense, which grew OE much more than the growth in sales.

The 2019 OE of $11,834 (25.2% of sales) were $4,225 higher than the 2018 OE of $7,608 (18.1% of sales). The OE ratio to sales was higher because OE increased 55.5% (mainly as a result of the new $4,053 IIA amortization expense) while sales increased 11.7%. In 4Q 2019, OE of $3,135 (26.5% of sales) were $1,298 higher than the 4Q 2018 OE of $1,837 (18.8% of sales).  The new IIA amortization expense in 4Q 2019 was $1,105.

Operating expenses are comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.

G&A expenses in 2019 were $9,613 (20.5% of 2019 sales) compared to $5,447 (13.0% of 2018 sales) in 2018, an increase of $4,167. The new $4,053 2019 CSI IIA expense was included in G&A expenses.  Excluding the new CSI IIA expense, 2019 G&A expenses were 11.9% of sales. A more detailed segmentation of UTMD’s OE including G&A expenses will be provided in UTMD’s SEC 10-K Annual Report to be released on or before March 13.

S&M expenses in 2019 were $1,738 (3.7% of 2019 sales) compared to $1,708 (4.1% of 2018 sales) in 2018. A stronger USD helped lower OUS S&M expenses.

R&D expenses were $483 (1.0% of 2019 sales) compared to $454 (1.1% of 2018 sales). R&D played a significant and continuing role in manufacturing process improvements, in addition to continuing work on new product projects. UTMD does not pre-announce new devices that are being developed in R&D.

For the possible interest of UTMD’s long term stockholders, the $4.4 million annual non-cash amortization expense of CSI IIA ends in less than 4 years, and the approximate $2.1 million (depending on the USD/GBP FX rate) annual non-cash amortization expense of Femcare IIA obtained in the 2011 acquisition of Femcare Group Ltd ends in 6 years.  If these expenses were excluded from 2019 OE, 2019 OI would be 35% higher.

Income Before Tax (EBT).
EBT results from subtracting net non-operating expenses (NOE) from, or adding net non-operating income (NOI) to, OI.  Total EBT in 2019 was $17,884 (38.1% of sales) compared to $19,458 (46.3% of sales) in 2018.  EBT in 2019 was $1,574 (8.1%) lower than in 2018, which was consistent with UTMD’s beginning of year projection. In addition to the $1,065 lower OI, the lower EBT was due to $509 lower NOI.

NOI in 2019 was $252 compared to $761 NOI in 2018. A $450 gain from 2Q 2018 sales of assets, primarily a storage facility in Utah, a similar event which did not recur in 2019, and a $76 remeasured currency loss instead of a $13 gain in 2018 essentially explains the difference. The period-to-period remeasured value of EUR cash balances held in the UK and GBP balances held in Ireland generates a gain or loss which is booked at reporting period end as NOI or NOE. In addition, NOI includes royalties from licensing UTMD’s technology, and rent from leasing underutilized property to others, offset by NOE which includes interest on bank loans, bank service fees and excise taxes. UTMD did not have any interest expense in either 2019 or 2018.

As a side note for clarity of income statement results, UTMD’s 2019 and 2018 EBT, as well as all other income statement measures above the EBT line in the Income Statements, were unaffected by tax provision adjustments in 2019 and 2018 caused by tax law changes enacted in the TCJA.  Therefore, from management’s perspective, the 2019 year to 2018 year comparisons of Sales, Gross Profit, Operating Income and EBT per U.S. GAAP are clear indicators of UTMD’s financial performance, whereas the Net Income and EPS comparisons per U.S. GAAP are not.

Net Income (NI) and Return on Stockholder Equity (ROE).
NI results from subtracting a provision for estimated income taxes from EBT. UTMD’s US GAAP NI in 2019 was $14,727 compared to $18,555 in 2018. Because of changes in tax estimates due to the TCJA, management does not believe the year-to-year U.S. GAAP change is indicative of UTMD’s financial performance. The 2019 non-US GAAP NI was $14,145 (30.2% of sales) compared to 2018 non-US GAAP NI of $15,504 (36.9% of sales).

The TCJA reduced the U.S. corporate income tax rate from 34% in 2017 to 21% beginning in 2018. The State of Utah reduced its corporate rate from 5% to 4.95% beginning in 2018. However, the TCJA also introduced additional tax regimes beginning in 2018: the GILTI tax and the FDII tax credit. For UTMD going forward, the GILTI tax and the FDII credit are likely to cancel each other out. The income tax provision adjustments due to the TCJA will be discussed in more detail in UTMD’s SEC 10-K Annual Report due to be filed on or before March 13.

The 2019 basic income tax rates in OUS sovereignties remained the same: 19% in the UK; 12.5% in Ireland on profits from exports and 25% for all else; 30% in Australia and 26% in Ontario, Canada. Given variation in mix of pretax income generated by OUS subsidiaries and the applicable FX rates, UTMD’s average non-US GAAP tax provision rate in 2019 was 20.9% compared to 20.3% (prior to the TCJA tax estimate adjustments).

In summary, UTMD’s 2019 non-US GAAP NI declined 8.8% with a slightly higher GPM on an 11.7% increase in sales, primarily because of the addition of $4,053 in OE from the non-cash amortization of the purchase price paid to CSI for acquiring the remaining life of CSI’s exclusive U.S. distribution rights for the Filshie Clip System. This 2019 NI performance was consistent with management’s beginning projected results for the year.  In 4Q 2019, UTMD’s non-US GAAP NI was $3,777 (31.9% of sales).   UTMD’s US GAAP NI in 4Q 2019 was $4,359 compared to $3,393 in 4Q 2018.

Maintaining a high ROE is a key management objective for UTMD in order to grow without diluting stockholder interest. ROE is the quotient of NI divided by average Stockholders’ Equity (ASE), but it is the product of the Net Income margin (NIM), productivity of assets and financial leverage. Although UTMD’s high NIM is the primary factor that continues to drive its ROE, cash dividends to stockholders and repurchase of shares helped in lowering ASE, reducing the denominator in calculating ROE.  Before dividends, UTMD’s 2019 ROE was 14.9% compared to 18.6% in 2018 excluding the effect of the tax adjustments on NI associated with the TCJA.  The lower 2019 ROE was the result of 8.8% lower non-US GAAP NI and 13.7% higher ASE.

Earnings Per Share (EPS).
EPS are NI divided by fully-diluted outstanding shares.

EPS per U.S. GAAP in 2019 were $3.939, and in 2018 were $4.950. For the benefit of providing meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results in 2019 compared to 2018, non-US GAAP EPS in 2019 were $3.784 compared to non-US GAAP EPS in 2018 of $4.136, an 8.5% decrease. The non-US GAAP EPS decrease was slightly less than the decrease in NI because of fewer diluted outstanding shares in 2019 compared to 2018.  The 2019 non-US GAAP $3.78 EPS met UTMD’s beginning of year projection of $3.70 - $3.80.

Actual outstanding shares at the end of 2019 were 3,721,800 compared to 3,719,700 at the end of 2018. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2019 was 51,690 shares at an average exercise price of $58.50/ share, including shares awarded but not vested. This compares to 61,020 unexercised option shares outstanding at the end of 2018 at an average exercise price of $56.78/ share. UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 19,600 in 4Q 2019 compared to 14,900 in 4Q 2018, and 17,700 for the year 2019 compared to 18,300 in 2018. The decrease in dilution for the year was due to the effect of a higher share price on outstanding unexercised options at the end of 2019, and future option compensation expense. In December 2018, 22,400 option shares were awarded to 45 employees at an exercise price of $74.64 per share. No options were awarded in 2019.

UTMD paid $4,112 ($1.105/share) in dividends to stockholders in 2019 compared to $4,026 ($1.085/ share) paid or accrued in 2018. Dividends to stockholders during 2019 were 29% of NI.

Near the end of December 2018, UTMD repurchased 15,000 of its shares in the open market at $80.35/ share. In May 2019, UTMD repurchased 5,000 of its shares in the open market at $79.52/ share. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2019 was $107.90, up 29.9% from the $83.08 closing price at the end of 2018.  For comparison with the major indices, the DJIA was up 22.3%, the S&P500 up 28.9% and the NASDAQ up 35.2%.

More important in the view of long term stockholders was the 15% annually compounded actual increase in UTMD stockholder value over the last 21 years, including $15.47/ cumulative per share dividends paid. In other words, the past twenty-one year gain in per share value for UTMD’s long term stockholders was 1,544%, compared to the DJIA average increase of 211%, the S&P 500 increase of 163% and the NASDAQ increase of 309%.

Balance Sheet Summary.
At the end of 2019, UTMD had $109.8 million in total assets including $42.8 million in cash equivalent investments, and no bank debt. In comparison, at the end of 2018, UTMD had $99.8 million in total assets including $51.1 million in cash equivalent investments, and no bank debt. Stockholders’ Equity at the end of 2019 was $101.1 million, up $12.1 million from the end of 2018.

Balance Sheet Highlights.
1)
Cash and investment balances were only $8.3 million lower at the end of 2019 compared to the end of 2018 despite using $23.1 million to repurchase the CSI U.S. Filshie Clip System distribution rights and inventory, paying $4.1 million in cash dividends to stockholders and repurchasing $0.4 million in UTMD stock in the open market.

2)
Despite the $8.3 million decline in cash, working capital declined only $4.2 million due to increases in accounts receivable and inventory needed to support direct U.S. sales of the Filshie Clip System devices. UTMD’s current ratio improved to 15.9 at year-end 2019 from 11.6 at year-end 2018.

3)	Excluding a $0.4 million lease liability which is now recorded per U.S. GAAP but was not on the balance sheet at the end of 2018, total liabilities declined by $2.1 million.
4)
The net book value of Intangible Assets increased to 40% of total assets at December 31, 2019 from 29% at the end of 2018, despite amortization expense of $6.1 million during 2019, due to the purchase of CSI exclusive U.S.distribution rights for the Filshie Clip System.

Financial Ratios as of December 31, 2019.
1)  Current Ratio = 15.9
2)  Days in Trade Receivables (based on 4Q sales activity) = 36
3)  Average Inventory Turns (based on year 2019 CGS) = 2.8
4)  2019 ROE = 15% (prior to payment of dividends)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, fluctuation in foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC. The 2019 SEC Form 10-K will be filed on or before March 13, 2020.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share)
	4Q 2019	4Q 2018	Percent Change
Net Sales	$11,831	$9,756	21.30%
Gross Profit	7,814	6,106	28.00%
Operating Income	4,679	4,269	9.60%
Income Before Tax	4,735	4,413	7.30%
NI B4 REPAT/FDII Tax Adjustment	3,777	3,522	7.20%
Net Income (GAAP)	4,359	3,393	28.50%

EPS B4 REPAT/FDII Tax Adjustment	$1.01	$0.94	7.40%
Earnings Per Share	$1.17	$0.91	28.70%
Shares Outstanding (diluted)	3,740	3,747

INCOME STATEMENT, Year (12 months ended December 31)
	2019	2018	Percent Change
Net Sales	$46,904	$41,998	11.70%
Gross Profit	29,466	26,306	12.00%
Operating Income	17,633	18,697	-5.70%
Income Before Tax	17,884	19,458	-8.10%
NI B4 REPAT/FDII Tax Adjustment	14,145	15,504	-8.80%
Net Income (GAAP)	14,727	18,555	-20.60%
EPS B4 REPAT/FDII Tax Adjustment	$3.78	$4.14	-8.50%
EPS (GAAP)	$3.94	$4.95	-20.40%
Shares Outstanding (diluted)	3,739	3,749

BALANCE SHEET (in thousands)	(audited)	(unaudited)	(audited)
Assets	31-Dec-19	30-Sep-19	31-Dec-18
Cash & Investments	$42,787	$37,393	$51,112
Accounts & Other Receivables, Net	4,742	5,067	3,955
Inventories	6,913	6,711	5,413
Other Current Assets	443	342	423
Total Current Assets	54,885	49,513	60,903
Property & Equipment, Net	10,729	10,266	10,359
Intangible Assets, Net	44,173	44,315	28,506
Total Assets	$109,787	$104,094	$99,768
Liabilities & Stockholders’ Equity
Accounts Payable	1,098	786	975
REPAT Tax Payable	101	85	-0-
Other Accrued Liabilities	2,249	2,815	4,285
Total Current Liabilities	3,448	3,686	5,260

Deferred Tax Liability – Intangible Assets	2,240	2,170	2,540
Long Term Lease Liability	376	385	0
Long Term REPAT Tax Payable	2,110	2,441	2,441
Deferred Income Taxes	521	426	535
Stockholders’ Equity	101,092	94,986	88,992
Total Liabilities & Stockholders’ Equity	$109,787	$104,094	$99,768